                                                                     EXHIBIT 2.6





IRREVOCABLE
UNDERTAKING


by

Sir Robin Biggam





Strictly Private & Confidential





SIMMONS & SIMMONS

21 Wilson Street London EC2M 2TX
Tel: 0171-628 2020 / 528 9292   Fax: 0171-628 2070   DX Box No 12

To:         Global TeleSystems Group, Inc.
            ("GTS")
            1751 Pinnacle Drive
            North Tower 12th Floor
            McLean   VA 22102
            United States of America


From:       Sir Robin Biggam
            Streatley House
            Streatley
            Bedfordshire   LU3 3PS
            United Kingdom

                                                               8 December 1998

Dear Sirs,

1. THE OFFER

I refer to the press announcement in the form of the draft attached hereto (the "Press Announcement") setting out the terms and conditions upon which Bear Stearns will, on behalf of GTS, make an offer (the "Offer") to acquire the whole of the issued and to be issued share capital of Esprit Telecom Group plc ("Esprit") excluding any such share capital owned by GTS or any subsidiary of GTS on the date that the Offer is made.

2. DEFINITIONS

In this letter, unless the context otherwise requires:

            (A)        "Offer":

                       (1) means any offer or offers that may be made by or on behalf of GTS to acquire:

                                  (a)        the whole of the share capital of
                                             Esprit in issue at the date on
                                             which the Offer is made (including
                                             any securities in Esprit
                                             attributable to or derived from
                                             such share capital, but excluding
                                             any such share capital owned on
                                             such date by GTS or any subsidiary
                                             of GTS); and

                                  (b)        any share capital of Esprit
                                             allotted while the Offer remains
                                             open for acceptance or before such
                                             earlier date as GTS may determine
                                             whether pursuant to the exercise of
                                             conversion or subscription rights
                                             or otherwise; and

                       (2) extends to any new, increased, extended or revised offer or offers by or on behalf of GTS, provided that in any such case the terms of such offer or offers are, in the opinion of Bear Stearns, with the agreement of Esprit's financial advisers appointed for the purposes of Rule 3 of the City Code provided such agreement is not unreasonably withheld or delayed (but without hereby creating any duty of care owed by Bear Stearns, except to GTS or by Esprit's financial advisers, except to Esprit) no less favourable to shareholders of Esprit than the terms set out in the Press Announcement or the Offer Document;

            (B) "Options" means the options to subscribe ordinary shares of 1p each in Esprit held by me shown in Schedule 1; and

            (C) save as referred to above words defined in the Press Announcement have the same meanings herein.

3. RELEASE OF PRESS ANNOUNCEMENT

I irrevocably consent to the issue of the Press Announcement incorporating references to me and to this undertaking subject to any amendments which may be agreed between GTS and Esprit or Esprit's financial advisers. I also consent to the issue of the Offer Document, incorporating references to me, and to this undertaking, substantially similar to those references contained in the Press Announcement. I understand that this irrevocable undertaking will be made available for public inspection.

4. DIRECTOR'S UNDERTAKINGS

In consideration of GTS agreeing to make the Offer in all material respects on the terms and subject to the conditions referred to in the Press Announcement, I hereby irrevocably undertake to GTS as follows:

            (A) to the extent that my Options may be exercisable and I exercise my Options, I shall accept the Offer in accordance with its terms in respect of all my resulting Esprit Shares and shall forward or procure that there is forwarded, with such acceptance, the certificates or other documents of title in respect of my Esprit Shares in accordance with the terms of the Offer;

            (B) save as required by paragraph 4(A), and save with the prior written consent of GTS (not to be unreasonably withheld or delayed) I shall not prior to the lapsing or withdrawal of the Offer, conditionally or unconditionally, sell, transfer, charge, pledge or grant any option over or otherwise dispose of or permit the sale or other disposition of all or any of my Options or any interest in any of my Options;

            (C) otherwise than pursuant to the exercise of my Options I shall not prior to the lapsing or withdrawal of the Offer without the prior written consent of GTS purchase or otherwise acquire any shares in Esprit or any interest therein or agree to do so whether conditionally or unconditionally;

            (D) I shall procure that, save pursuant to this undertaking, unless and until the date the Offer shall have lapsed or shall have been withdrawn, no other agreement or arrangement (including any undertaking) shall be entered into (other than with GTS) which could result in the disposal of, or the creation or existence of any encumbrance on, all or any of my Options or any interest therein or which might in any way restrict the disposal of my Options or any of them and no other offer shall be accepted in respect of my Options or any of them (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented);

            (E) I shall not, prior to the issue of the Press Announcement, without the prior written consent of GTS, disclose or announce to any person the fact that discussions or negotiations are taking or have taken place concerning the Offer save as (and then only to the extent) required by any law, the rules of NASDAQ or EASDAQ or the City Code or the Panel or pursuant to any enquiry by a governmental, official or regulatory body having jurisdiction provided that, in such circumstances, I shall where practicable advise GTS prior to any such disclosure or announcement so that GTS has an opportunity to seek to control the timing and manner of such disclosure;

            (F) at all times after the date hereof and until the Offer shall have lapsed or been withdrawn, I shall refrain from:

                       (1)        soliciting, procuring or initiating; or

                       (2) (subject to my fiduciary duties as a director of Esprit), engaging in directly or indirectly, any discussions or negotiations with any third party, involving any other offer by any third party for all or any part of the issued share capital of Esprit or involving the acquisition outside the ordinary course of business (as carried on to the date hereof) of, or any business combination involving, Esprit or any of its subsidiaries or any material part of the shares or business undertaking or assets of Esprit or any of its subsidiaries or in each case any interest therein (each "an Esprit Transaction");

            (G) at all times from the date hereof until the Offer shall have lapsed or been withdrawn, I shall, so far as is consistent with my fiduciary duties as a director of Esprit and my duties under the City Code, refrain from:

                       (1) (save as required by Rule 20.2 of the City Code in which case only that information strictly required to be provided shall be disclosed and only on the basis of an undertaking as to confidentiality substantially similar to that given by GTS) providing any information to any person in relation to, or facilitating or cooperating with in any way, any Esprit Transaction; or

                       (2) communicating with any person in relation to or discussing with any person the terms of the Offer or any matter relating thereto without the prior consent of GTS provided that this shall not apply to any communications or discussions with my or Esprit's professional advisers who appreciate the need for requirements as to confidentiality in relation to the Offer or to communications or discussions limited to information set out in the Press Announcement or any other document or announcement published with the consent of GTS in connection with the Offer or otherwise in the public domain;

            (H) I am not currently in discussion with any person (other than GTS) in relation to any Esprit Transaction;

            (I) I will provide such information and do such acts as may be reasonably necessary to prepare and expedite the posting of the Offer Document and, in particular, but without prejudice to the generality of the foregoing:

                       (1) will provide all reasonable assistance to GTS as may be required to satisfy the pre-conditions to the posting of the Offer Document and the conditions of the Offer;

                       (2) will cooperate with GTS in seeking any extension of the Initial Offer Period pursuant to paragraph 7(G) of the Shareholders' Undertakings and otherwise will agree to any extension of time limits in the City Code which GTS requests (unless it is acting unreasonably) and which the Panel approves; and

                       (3) will use all my reasonable efforts to provide for GTS all necessary information regarding Esprit and its subsidiaries and my interests in the share capital of Esprit and options over such share capital which is required to be contained therein in order to comply with the requirements of the City Code, US Securities Law or any other applicable law or regulation;

                       (4) in so far as I am involved in the management of Esprit, I will make myself available to the extent reasonably necessary to facilitate the successful completion of the Offer and (to the extent agreed) the refinancing or amendment of the existing financing facilities of Esprit including participation in meetings with investors and shareholders;

            (J) I will join with the other directors of Esprit in making in the Offer Document a statement of responsibility in the terms or to the effect required by the City Code (subject to any variation agreed by the Panel) or by any applicable law or regulation;

            (K) so far as is consistent with my duties or obligations under the City Code and with my fiduciary duties as a director of Esprit I will (together with the other directors of Esprit) recommend to all the shareholders in Esprit that they should accept the Offer and will agree to a statement substantially in the terms set out in the paragraph headed "Recommendation" in the Press Announcement being included in the Offer Document;

            (L) I will, on the Offer becoming unconditional (so far as is consistent with my fiduciary duties as a director of Esprit) join with the other members of the board of Esprit in appointing any persons nominated by GTS to the board of Esprit and its subsidiaries and in approving alternate directors nominated by such newly appointed directors;

            (M) I shall not prior to the date the Offer becomes wholly unconditional or lapses or is withdrawn or transfer, dispose of grant rights over or in any way charge, or otherwise deal in or enter into any agreement, arrangement or undertaking (conditional or unconditional) to transfer, dispose of grant rights over or in any way charge, or otherwise deal in any GTS Shares or any interest therein or any derivative referenced thereto or any security convertible into GTS Shares; and

            (N) in so far as I hold Options, I confirm that it is my current intention, subject to my receiving satisfactory tax advice (and to the extent that I have not then exercised my Options), to accept the Rollover Offer in respect of my remaining Options.

5. DIRECTOR'S FURTHER UNDERTAKINGS

5.1         I hereby further undertake to GTS as follows:

            (A) there are no ordinary shares in Esprit registered in my name or beneficially owned, or managed and controlled by me, or in which I have an interest and I have no rights, warrants or options to acquire or subscribe for ordinary shares in Esprit or any interest therein save as specified in Schedule 1;

            (B) save pursuant to this undertaking I have not agreed, conditionally or otherwise, to dispose of all or any of my Options or any interest therein and have (and, upon the Rollover Offer being made, will continue to have) all necessary authority to enter into this undertaking and accept or procure acceptance of the Rollover Offer in respect of my Options;

            (C) save for any regular emoluments and expenses payable pursuant to my engagement as a director or employee of Esprit there is not outstanding any indebtedness or other liability (actual or contingent) (other than any claim for indemnity I may have under the articles of association of Esprit) owing by any member of the Esprit Group to me, nor is there any indebtedness owing to any member of the Esprit Group by me; and

            (D) save for the terms of my engagement as a director or employee of Esprit which have been disclosed in writing to GTS I have not entered into any agreement, undertaking, instrument or arrangement with any member of the Esprit Group.

5.2 Save, in respect of paragraph 5.1(A), for any exercise of Options following which the resulting shares are assented to the Offer in accordance with paragraph 4(A) and further, in respect of paragraph 5.1(B) any regular emoluments and expenses referred to therein, I shall procure that (save as may be necessary to give effect to this undertaking) I shall not allow nor shall I do or procure any act or omission before the date the Offer becomes wholly unconditional which would constitute a breach of any of the above undertakings if they were given at any and all times from the date hereof down to the date the Offer becomes wholly unconditional, or which would make any of the above undertakings inaccurate or misleading if they were so given.

6. LAW AND JURISDICTION

            (A) This undertaking is governed by, and construed in accordance with, English law.

            (B) In relation to any legal action or proceedings to enforce this undertaking or arising out of or in connection with this undertaking ("Proceedings") I irrevocably submit to the jurisdiction of the English courts and waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

7. CONDITIONS

Notwithstanding any other provision hereof, this irrevocable undertaking and GTS's obligation to make the Offer, are conditional upon:

            (A) the release of the Press Announcement at or before 9 a.m on 8 December 1998; and

            (B) irrevocable undertakings, in a form acceptable to GTS, being received in respect of not less than 50.1 per cent. of the issued ordinary shares of Esprit prior to the release of the Press Announcement.

If these conditions shall not have been satisfied by such time and date this irrevocable undertaking shall automatically lapse and be of no further force or effect and no party hereto shall have any claim against the other save in respect of any antecedent breach of its terms.

8. MISCELLANEOUS

            (A) My undertakings pursuant to paragraph 4 shall be irrevocable and, in the absence of fraud, shall not be capable of rescission or termination on the basis of any information subsequently disclosed by GTS or Esprit in any offer document, listing particulars or registration statement or for any other reason whatsoever including (without limitation) any failure by all or any of the directors of Esprit to recommend the Offer or to continue to recommend the Offer after the date of this Undertaking.

            (B) No failure or delay by GTS in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. I agree that any breach of this Undertaking is likely to cause substantial harm to GTS and that money damages would not be a sufficient remedy for any breach of this Undertaking and that GTS will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Undertaking but shall be in addition to all other remedies available at law or equity.

9. LAPSING

This irrevocable undertaking shall automatically lapse and be of no further force or effect and no party hereto shall have any claim against the other save in respect of any antecedent breach of its terms, in the event that:

            (A) precondition (A) to the Offer set out in Paragraph 1 of Appendix 1 of the Press Announcement (relating to the Esprit Bonds) shall not have been satisfied or waived on or before 29 January 1999;

            (B) the Offer Document is not despatched on or before 15 April 1999; or

            (C) GTS announces that any of the pre-conditions of the Offer set out in Paragraph 1 of Appendix 1 to the Press Announcement has not been satisfied and that it has not been and will not be waived; or

            (D) the Offer is not declared wholly unconditional on or before the 60th day after the Offer Document is despatched or, if later, the date to which the Initial Offer Period is extended pursuant to paragraph 7(G) of the Shareholders' Undertakings; or

            (E)        I cease to be a director of Esprit.

10. EXECUTION

This undertaking may be executed in more than one part.


Yours faithfully,


SIGNED and DELIVERED
as a Deed by SIR ROBIN BIGGAM                                      DAVID OERTLE
                                             (as attorney for Sir Robin Biggam)
in the presence of:

Witness' signature:J CHAMBERS

Witness' name:J. Chambers

Witness' address: 20 Blackfriars Lane, London EC4V 6HB

Witness' occupation: Solicitor

We agree and accept the terms of this undertaking.



GERALD THAMES
For and on behalf of
GLOBAL TELESYSTEMS GROUP, INC.

                                   SCHEDULE 1

The following represents my shares subject to options, warrants or rights to acquire or subscribe in Esprit:

Number of Ordinary Shares subject to options, warrants or rights to acquire or subscribe nil